EXHIBIT 10.10

AMENDED AND RESTATED 2008-2010 EARNINGS PARTICIPATION AWARD AGREEMENT

This AMENDED AND RESTATED 2008-2010 EARNINGS PARTICIPATION AWARD AGREEMENT, dated December 22, 2008 (the “Agreement”), is made by and between Avatar Holdings Inc., a Delaware corporation (the “Company”) and Michael F. Levy (the “Participant”) and amends and restates in its entirety the 2008-2010 Earnings Participation Award Agreement, by and between the Company and the Participant, dated April 15, 2005 (the “Original Agreement”).

The Company and the Participant wish to provide for certain modifications to the Original Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and wish to amend, restate and supersede the Original Agreement, all upon the terms and conditions set forth herein.

The Cash Awards (as defined in the Original Agreement) granted to the Participant pursuant to the Original Agreement remain in effect as amended and restated in this Agreement.

1. AWARD. Pursuant to the provisions of the Avatar Holdings Inc. 2005 Executive Incentive Compensation Plan, as the same may be amended, restated, modified and supplemented from time to time (the “Executive Plan”) the Committee (as defined in the Executive Plan) hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Executive Plan and subject further to the terms and conditions and other provisions herein set forth, the Cash Awards if, as of an applicable Performance Goal Test Date (as defined below), the Performance Goal (as defined below) applicable to such Cash Award is satisfied.

2. CERTAIN DEFINITIONS.

(a) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plans.

(b) Each reference contained in this Agreement to:

“Anniversary” shall mean, with respect to any date, the annual recurrence of such date.

“Actual Gross Profit Amount” shall mean the Company’s cumulative Gross Profit during the Performance Period.

“Annual Cash Award” shall mean, with respect to each fiscal year during the Performance Period ending on a Performance Goal Test Date, a cash payment equal to two percent (2%) of the excess, if any, of (x) the Gross Profit earned by the Company for such fiscal year, over (y) the Minimum Gross Profit Level for such fiscal year.

“Business Plan” shall mean the Company’s business plan for the period commencing on January 1, 2005 and ending on December 31, 2010, as submitted to the Compensation Committee at a meeting held on March 3, 2005.

“Cash Awards” shall mean, collectively, the Annual Cash Award and the Cumulative Cash Award, and “Cash Award” shall mean each of the Annual Cash Award and the Cumulative Cash Award.

“Change in Control” shall mean any of the following events: (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing ninety percent (90%) or more of the combined voting power of the issued and outstanding Common Stock; (b) the Board of Directors of the Company approves any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of the event described in clause (a) above, and such transaction shall have been consummated; or (c) the Company ceases to be engaged, directly or indirectly, and does not intend to be engaged at any time in the foreseeable future, in any real estate business. The date on which a Change in Control is consummated, with respect to clauses (a) and (b), or occurs, with respect to clause (c), is herein referred to as the “Change in Control Date.”

“Common Stock” shall mean common stock, par value $1.00 per share, of the Company.

“Cumulative Cash Award” shall mean a cash payment equal to one and one-quarter percent (1.25%) of the excess, if any, of (x) the Actual Gross Profit Amount over (y) the Target Gross Profit Amount.

“Excluded Amounts” shall mean, with respect to a fiscal year of the Company, as at any date of determination, an amount equal to the dollar amount of any Gross Profit attributable to Harbor Islands and the Rio Rico Excluded Properties for such fiscal year.

“Gross Profit” shall mean, with respect to a fiscal year of the Company, the excess, if any, of (x) the sum of (i) the amount set forth in the Company’s audited Consolidated Statements of Operations as set forth in the Company’s annual report on Form 10-K (the “Income Statement”) for such fiscal year with respect to the line item “Net income (loss)” plus (ii) the amount reflected in the Company’s Income Statement for such fiscal year as compensation expense relating to the 2008-2010 Earnings Participation Award Agreements, dated the date hereof, between the Company and each of Gerald Kelfer, Jonathan Fels and Michael Levy, as amended from time to time, plus (iii) the amount, if any, set forth in the Company’s Income Statement for such fiscal year with respect to the line item “Income tax expense (benefit)”, to the extent that there is “Income tax expense” less (iv) the amount, if any, set forth in the Company’s Income Statement for such fiscal year with respect to the line item “Income tax expense (benefit)”, to the extent that there is “Income tax (benefit)” plus (v) the amount(s), if any, set forth in the Company’s Income Statement for such fiscal year relating to any income tax expense included in any income or (loss) attributable to the discontinued operations and/or extraordinary items set forth in the Income Statement less (vi) the amount(s), if any, set forth in the Company’s Income Statement for such fiscal year relating to any income tax (benefit) included in any income or (loss) attributable to such discontinued operations and/or extraordinary items set forth in the Income Statement plus (vii) for purposes of determining the Annual Cash Award, the Gross Profit Carry Forward Amount, if any, with respect to the Company’s prior fiscal year, over (y) the Excluded Amounts for such fiscal year.

“Gross Profit Carry Forward Amount” shall mean an amount equal to (x) the excess of the amount of the Annual Cash Award that would otherwise be payable to the Participant but for the Annual Cap, over the amount of the Annual Cap, divided by (y) 2%; provided, that in no event shall the Gross Profit Carry Forward Amount exceed $20,000,000.

“Harbor Islands” shall mean the development and/or sale of the Company’s property in Hollywood, Florida, generally known by the Company as parcels 1, 8 and 9 at “Harbor Islands.”

“Minimum Cumulative Gross Profit Level” shall mean that, as of Performance Goal Test Date applicable to the Cumulative Cash Award, (x) the Actual Gross Profit Amount is greater than (y) the Target Gross Profit Amount.

“Minimum Gross Profit Level” shall mean the Gross Profit set forth opposite each fiscal year ending on the dates set forth below:

Fiscal Year End	Gross Profit
December 31, 2008 December 31, 2009 December 31, 2010	$40,000,000 $50,000,000 $60,000,000

“Payment Date” shall have the meaning ascribed to such term in Section 3(c).

“Performance Goal” shall mean (i) in the case of the Annual Cash Award, the achievement of the Minimum Gross Profit Level in any fiscal year, ending on December 31, during the Performance Period and (ii) in the case of the Cumulative Cash Award, the achievement of the Minimum Cumulative Gross Profit Level for the entire Performance Period.

“Performance Goal Test Date” shall mean with respect to the Annual Cash Award, December 31 of each year within the Performance Period and with respect to the Cumulative Cash Award, the earlier of (i) a Change in Control Date and (ii) the Last Day of the Performance Period.

“Performance Period” shall mean the period commencing January 1, 2008 and ending on December 31, 2010 (December 31, 2010, being the “Last Day of the Performance Period”).

“Rio Rico Excluded Properties” shall mean those parcels of land not suitable for development in accordance with the Company’s current Business Plan due to environmental factors located in the Company’s property in Rio Rico, Arizona, generally known by the Company as “Rio Rico”.

“Target Gross Profit Amount” shall mean $390,000,000.

(c) For purposes of this Agreement, the terms Administrator, Cause, Without Cause, Good Reason, Without Good Reason, Disability, Retention Account, Retention Account Procedures and Retention Date shall have the meanings ascribed to such terms in the Participant’s amended and restated employment agreement with Avatar Properties Inc. (“Avatar Properties”), dated as of the date hereof, as amended or restated from time to time; provided, however, if the Participant is no longer employed pursuant to such employment agreement, each such term shall have the meaning ascribed to it in the employment agreement last in effect which contains such defined term.

3. TERMS AND CONDITIONS. The Cash Awards evidenced by this Agreement are subject to the following terms and conditions:

(a) The payment of performance-based compensation described herein is contingent upon the achievement of the Performance Goal applicable to each Cash Award.

(b) Subject to Section 4 hereof (i) the Participant shall be entitled to receive a payment on the related Payment Date pursuant to the Annual Cash Award if the applicable Performance Goal is satisfied on the applicable Performance Goal Test Date and (ii) the Participant shall be entitled to receive the Cumulative Cash Award on the related Payment Date if the applicable Performance Goal is satisfied on the applicable Performance Goal Test Date.

(c) The Committee shall determine whether a Performance Goal has been met as of the applicable Performance Goal Test Date and, (i) if it has, shall so certify in writing and ascertain the amount of cash to be paid, if any, to the Participant and (ii) if it has not, shall so certify in writing with a brief explanation as to the methodology and calculation of the Committee in determining that such Performance Goal has not been met. Payments of cash in a lump sum, if any, pursuant to the Cash Awards shall be made to the Participant, in each case in the fiscal year following the year during which the applicable Performance Goal Test Date occurs, within thirty (30) days following the filing with the Securities and Exchange Commission of an annual report on Form 10-K (which contains audited financial statements) for such fiscal year but in no event later than April 1st of the fiscal year following the year during which the applicable Performance Goal Test Date occurs (each such date being a “Payment Date”).

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event a Change in Control Date occurs during the Performance Period, (i) on the Change in Control Date, the Company shall deposit into the Retention Account any cash payment pursuant to the Cumulative Cash Award (and such amount shall be added to the Retention Amount) and, if the Participant’s employment has not been otherwise terminated by Avatar Properties for Cause or by Participant Without Good Reason and the Participant is continuously employed by Avatar Properties through the Retention Period such that the Participant’s employment terminates upon the Retention Date, the Administrator shall distribute the Retention Amount to the Participant in a lump sum payment within thirty (30) days following the Retention Date, subject to and in accordance with the Retention Account Procedures; provided, however, that if the Participant’s employment with Avatar Properties is terminated due to the Participant’s death or Disability during the Retention Period, (A) the Administrator shall disburse to the Participant, his designated beneficiary or to his estate, in a lump sum payment, a pro rata portion of the Retention Amount as of the Date of Termination equal to the Retention Amount multiplied by a fraction (x) the numerator of which is the number of days elapsed in the Retention Period as of the Date of Termination and (y) the denominator of which is the total number of days in the Retention Period and (B) the remaining balance of the Retention Amount shall be disbursed by the Administrator as a donation to one or more charitable, not-for-profit organizations designated by the Board of Directors of Avatar, in its sole discretion, in each case subject to and in accordance with the Retention Account Procedures, and (ii) the Participant shall be entitled to receive a pro rata portion of the Annual Cash Award (as of the Change in Control Date) for the fiscal year in which such Change in Control Date occurs. The Committee shall determine the basis, methodology and calculation for, and any estimates used in, determining the prorated Actual Gross Profit Amount and prorated Minimum Gross Profit Level for the portion of the fiscal year preceding the Change in Control Date. The determination of the Committee as to any such partial award shall be final and binding on all parties, including the Participant and the Company. Such prorated Annual Cash Award shall be paid in a lump sum cash payment within thirty (30) days following the Change in Control Date.

4. LIMITATIONS ON AWARDS. Notwithstanding anything to the contrary herein:

(a) The maximum cash amount that may be paid to the Participant pursuant to the Annual Cash Award (the “Annual Cap”) shall be $1,600,000 for each fiscal year during the Performance Period; provided, however, that in the event that the Annual Cash Award is less than $1,600,000 with respect to either or both of the first two (2) fiscal years of the Performance Period (the amount by which such Annual Cash Awards are less than $1,600,000, in the aggregate, is referred to herein as the “Shortfall Amount”), the Annual Cap with respect to the third fiscal year of the Performance Period shall equal the sum of (x) $1,600,000 plus (y) the Shortfall Amount; provided, further, that in no event shall the Shortfall Amount exceed $400,000.

(b) The maximum cash amount that may be paid to the Participant pursuant to the Cumulative Cash Award shall be $900,000.

(c) The maximum payment of cash pursuant to the Cash Awards shall be subject to the limitations in the Executive Plan and the Participant’s employment agreement with the Company or a subsidiary or affiliate thereof (the foregoing entities being referred to herein collectively as the “Avatar Entities” and each as an “Avatar Entity”), each as may be amended, restated, modified or supplemented from time to time.

5. TERMINATION OF EMPLOYMENT.

(a) If the Participant’s employment with Avatar Properties is terminated by Avatar Properties for Cause or by the Participant Without Good Reason, in addition to any other consequences of such termination provided for in this Agreement or any other agreement, notwithstanding Section 3 hereof, Participant shall forfeit any right to cash payments that would otherwise accrue pursuant to this Agreement on or after the date of such termination.

(b) If the Participant’s employment with Avatar Properties is terminated by Avatar Properties Without Cause or by the Participant for Good Reason, the Participant shall be entitled to continue to receive such cash payments as would otherwise be made pursuant to this Agreement as though the Participant’s employment had not been terminated.

(c) If the Participant’s employment with Avatar Properties is terminated due to the Participant’s death or Disability, subject to Section 3(d) hereof:

(i) the Participant shall be entitled to receive in a lump sum only that portion of any cash payments otherwise payable pursuant to Section 3(c) hereof following such termination in accordance with Section 3(c), equal to the product of (x) a fraction (which in no event shall exceed one (1)) the numerator of which is the number of completed whole months elapsed after the first day of the Performance Period to the date of death or Disability, as the case may be, and the denominator of which is the number of whole months from the first day of the Performance Period until the applicable Performance Goal Test Date and (y) the amount of any cash payments that would have been payable pursuant to Section 3(c) hereof if the Participant remained an employee of Avatar Properties through and including the Last Day of the Performance Period; provided, however, that with respect to cash payments pursuant to the Annual Cash Award, the Participant shall only be eligible to receive a cash payment for the fiscal year in which the Participant’s employment was terminated for death or Disability, as the case may be, and the Participant shall not be eligible for any additional cash payments; and

(ii) the Participant will have no right to any other payments hereunder.

Any payments to the Participant (or the executor or administrator of the deceased Participant’s estate or the person or persons to whom the deceased Participant’s rights shall pass by will or the laws of descent or distribution, as applicable) pursuant to this Section 5(c) shall be made no later than the relevant Payment Date.

6. FORFEITURE UPON BREACH OF RESTRICTIVE COVENANTS. Notwithstanding anything to the contrary set forth in this Agreement, if the Participant breaches any provision relating to the Participant’s covenant to keep information confidential, not to compete, not to solicit or similar restrictive covenant contained in the Participant’s employment agreement or other agreement with any of the Avatar Entities (after the expiration of any notice and cure period), then in addition to any other rights or remedies arising from or relating to such breach the Participant shall forfeit any right to any cash payments pursuant to this Agreement from and after the date of such breach.

7. CLAWBACK; ADDITIONAL PAYMENTS; NO OFFSET BY PARTICIPANT; COMPANY OFFSET.

(a) In the event that the Company’s financial statements with respect to any fiscal year (or portion thereof) within the Performance Period are restated within eighteen (18) months following the payment to the Participant of cash pursuant to a Cash Award such that Gross Profit is less than previously reported, the Participant shall pay to the Company upon demand by the Company following the filing of such restated financial statements with the Securities and Exchange Commission, an amount equal to the sum of (i) the excess of (A) the Excess Bonus Payments (as defined below) over (B) the hypothetical income tax liability attributable to such Excess Bonus Payments (as determined by the Committee by applying the highest marginal United States federal, state and local individual income tax rates applicable to an individual resident of Coral Gables, Florida for the relevant taxable period, taking into account the deductibility of state and local income taxes for federal income tax purposes), and (ii) as determined by the Committee, the present value of any tax benefits accruing to the Participant as a result of making any payments pursuant to this Section 7(a) to the Company. For purposes of the preceding sentence, “Excess Bonus Payments” shall mean an amount equal to the difference between (x) the amount of the cash payment pursuant to the Cash Award paid to the Participant and (y) the amount that cash payment pursuant to the Cash Award would have been if the Company had used the restated financial statements to determine the amount of the Company’s Gross Profit for the Performance Goal Test Date.

(b) In the event that the Company’s financial statements with respect to any fiscal year (or portion thereof) within the Performance Period are restated within eighteen (18) months following the payment to the Participant of cash pursuant to a Cash Award such that Gross Profit is greater than previously reported, the Company shall pay in a lump sum cash payment to the Participant within thirty (30) days following the filing of such restated financial statements with the Securities and Exchange Commission, an amount equal to the difference between (x) the amount that the cash payment pursuant to the Cash Award would have been if the Company had used the restated financial statements to determine the amount of the Company’s Gross Profit for the Performance Goal Test Date less (y) the amount of the cash payment pursuant to the Cash Award paid to the Participant.

(c) The Participant shall be obligated to pay to the Company any amount due pursuant to this Section 7 regardless of whether the Participant has or claims to have any claim against any of the Avatar Entities, and the Participant shall have no right to offset any amount due or claimed to be due from any of the Avatar Entities. The Company shall be obligated to pay to the Participant any amount due pursuant to this Section 7 regardless of whether the Company has or claims to have any claim against the Participant, and the Company shall have no right to offset any amount due or claimed to be due from the Participant or any of its affiliates.

(d) In the event that the Participant has failed to repay any amount required pursuant to Section 7(a) above, the Company shall be entitled to offset such amount against any amounts due from the Company to the Participant.

(e) The foregoing provisions of this Section 7 shall not be applicable to any restatement, after the consummation of a Change in Control (as defined in clauses (a) and (b) of the definition of “Change in Control” above), of the Company’s financial statements with respect to any fiscal year (or portion thereof) within the Performance Period.

8. TAXES. Any cash payment pursuant to a Cash Award shall be net of any amounts required to be withheld pursuant to applicable federal, state, local and foreign tax withholding requirements. The Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

9. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not confer upon the Participant any right to continued employment by any of the Avatar Entities, nor shall it interfere in any way with the right of the Participant’s employer to terminate the Participant’s employment at any time for any reason or no reason.

10. NO OBLIGATION TO PURSUE PROJECTS. This Agreement shall in no way obligate the Company to pursue any projects, developments or sales of any assets, and the Company may limit, abandon or change any projects, developments or sales of any assets at any time in its sole discretion and the Company shall have no obligation to take any action or provide any financing with respect to any projects, developments or sales of any assets.

11. UNSECURED CREDITOR STATUS; NO PARTNERSHIP. The Participant shall rely solely upon the unsecured promise of the Company, as set forth herein, for payment hereunder, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title, or interest, nor at any time in the future. This Agreement is an agreement to pay compensation for services provided by the Participant and is not a partnership or joint venture and is not intended to create a partnership or joint venture between the Company and the Participant or any other person. The Participant shall take no position inconsistent with this characterization.

12. ASSIGNMENT; SUCCESSORS.

(a) The Cash Awards and any interest of the Participant in any such awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer any such Cash Awards in contravention of this Section 12(a) is void ab initio. The Cash Awards shall not be subject to execution, attachment or other process.

(b) The Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean, with respect to any Avatar Entity, any other corporation or other business entity which, by merger, consolidation, purchase of assets, or otherwise, acquires all or a material part of the assets of such Avatar Entity.

(c) In the event of the Participant’s death, the Participant’s rights and obligations hereunder shall be binding upon and inure to the benefit of the Participant’s heirs and legal representatives.

13. CONSTRUCTION. The Plans and this Agreement will be construed by and administered under the supervision of the applicable Committee in such Committee’s sole and absolute discretion, and all determinations of such Committee will be final and binding on the Participant.

14. NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in the Participant’s employment records, or such other address as the Participant may designate in writing to the Company, or (ii) to the Company, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134, Attention: Chief Executive Officer, with a copy to the Company’s Corporate Secretary, or such other address as the Company may designate in writing to the Participant.

15. FAILURE TO ENFORCE NOT A WAIVER. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16. SECTION 409A OF THE CODE. If any payment or entitlement provided to the Participant hereunder in connection with the Participant’s termination of employment, is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of termination and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Participant that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Participant agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Participant the after-tax economic equivalent of what otherwise has been provided to the Participant pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

17. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

18. INCORPORATION OF EXECUTIVE PLAN. The Executive Plan is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Executive Plan, as the Executive Plan may be amended from time to time.

19. ATTORNEYS’ FEES. In the event that either party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’ fees, and legal assistants’ fees through all appeals.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

21. MISCELLANEOUS. This Agreement cannot be modified or terminated orally. This Agreement, the Executive Plan, and the letter agreement dated as of May 20, 2005 among the Company, Avatar Properties and the Participant, contain the entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes the Original Agreement. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AVATAR HOLDINGS INC.
By:	/s/ Gerald D. Kelfer

Name: Gerald D. Kelfer Title: Chief Executive Officer

/s/ Michael F. Levy

Michael F. Levy